Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-274519

Supplement No. 1, Dated January 24, 2024

(to the Proxy Statement/Prospectus dated January 10, 2024)

SUPPLEMENT NO. 1 TO

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
SEMPER PARATUS ACQUISITION CORPORPORATION
(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR
UP TO 170,358,270 SHARES OF COMMON STOCK AND

17,250,000 WARRANTS

OF SEMPER PARATUS ACQUISITION CORPORATION

(SUCH SECURITIES TO BE ISSUED AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, AND ITS RENAMING AS tevogen bio Holdings Inc. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

This Supplement No. 1, dated January 24, 2024 (this “Supplement”), updates and supplements the proxy statement/prospectus dated January 10, 2024 (the “Proxy Statement/Prospectus”) relating to the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated June 28, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Semper Paratus Acquisition Corporation (“Semper Paratus”), Semper Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Semper Paratus, Tevogen Bio Inc, a Delaware corporation (“Tevogen Bio”), SSVK Associates, LLC, a Delaware limited liability company, and Ryan Saadi in his capacity as seller representative (collectively, the “parties”). Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Proxy Statement/Prospectus.

The purpose of this Supplement is to revise the disclosure on pages iii, 6, 9, 10, 26, 37, 41, 45, 97, 102, 103, 111, 116, 117, 120, 140, 143, 151, 152, 161, 179, 189, 212, 221, 222, 244, 277, 278, 290-293, 302, 315, and 316 of the Proxy Statement/Prospectus to reflect that the parties have agreed to seek to list the New Tevogen Common Stock and public warrants on a tier of The Nasdaq Stock Market instead of the NYSE American, as previously disclosed in the Proxy Statement/Prospectus, and intend to proceed with the the Business Combination on that basis.

This Supplement is being filed by Semper Paratus with the SEC to supplement certain information contained in the Proxy Statement/Prospectus. Except as otherwise set forth herein, the information set forth in the Proxy Statement/Prospectus remains unchanged.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any additional supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 59 of the Proxy Statement/Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of the Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

This supplement to the Proxy Statement/Prospectus is dated January 24, 2024.

Important Information About the Business Combination and Where to Find It

In connection with the Business Combination, Semper Paratus has filed with the SEC the Registration Statement, which includes the Proxy Statement/Prospectus. The Registration Statement was declared effective on January 4, 2024. Semper Paratus has mailed the Proxy Statement/Prospectus and other relevant documents to its shareholders. This document is not a substitute for the Proxy Statement/Prospectus. INVESTORS AND SECURITY HOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SEMPER PARATUS, TEVOGEN BIO, THE PROPOSED TRANSACTION AND RELATED MATTERS. Semper Paratus shareholders and other interested persons will also be able to obtain a copy of the Registration Statement, the Proxy Statement/Prospectus, and other documents filed with the SEC, without charge, by directing a request to: Semper Paratus Acquisition Corporation, 767 Third Avenue, 38th Floor, New York, New York 10017, or by telephone request at (646) 807-8832, or on the SEC’s website at www.sec.gov.